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EXHIBIT 99

Contact:
Jack Natili President and Chief Executive Officer	direct phone: 803.748.2643 fax: 803.748.2839 email: jack.natili@seibels.com
Finance Contact:
Kenneth W. Marter Chief Financial Officer and Treasurer	direct phone: 803.748.2767 fax: 803.748.8393 email: ken.marter@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. SELECTS
JOHNSON LAMBERT & CO. AS INDEPENDENT AUDITOR

Columbia, South Carolina, 03 June 2002—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced that its board of directors has selected Johnson Lambert & Co. as the Company's independent auditor for 2002, replacing Arthur Andersen LLP.

"After a careful review process, we are pleased to select Johnson Lambert & Co. as our independent auditor and look forward to working with them," said Jack Natili, president and chief executive officer.

Prior to the appointment of Johnson Lambert & Co., Arthur Andersen had served as the Company's independent accountants since 1993. "We appreciate the dedication and professionalism Arthur Andersen brought to Seibels Bruce and thank the individuals we have worked with for their many years of service," continued Natili.

Johnson Lambert & Co., CPAs was formed in 1986 in the Washington, DC area. Since its inception, the insurance industry has been a primary focus of the firm's practice. By focusing on specialized market niches, the firm possesses a unique depth of expertise specifically relevant to the insurance industry. Headquartered in Bethesda, Maryland, and with offices in Raleigh, North Carolina, and Burlington, Vermont, Johnson Lambert & Co. provides audit services to approximately 100 insurance entities.

The Seibels Bruce Group, Inc. receives fee-based income through the National Flood Insurance Program, various state-sponsored insurance plans, claim administration and other insurance services. In addition, it is a provider of automobile and commercial lines property and casualty insurance products. Additional information about Seibels Bruce can be found online at http://www.seibels.com.

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  EXHIBIT 99